Exhibit 99.3

Q2 2012 Earnings Prepared Comments
July 23, 2012
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation second quarter 2012 financial results recording. The date of this recording is July 23, 2012. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, and I am Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer of Celanese, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation second quarter 2012 earnings release was distributed via business wire this afternoon and is posted on our website, www.celanese.com, in the Investor section. The PowerPoint slides referenced during this recording are also posted on our website. Both items were submitted to the SEC today in a current report on Form 8-K. This recording includes forward-looking statements concerning, for example, Celanese Corporation's future objectives and results, which will be made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The words “expect,” “believe,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties, and the Company's future results could differ materially from historical results or current expectations. For more details on these risks and uncertainties, please see our most recent Form 10-K and subsequent periodic filings we make with the SEC. The limitations inherent in such forward-looking statements are also further detailed in the earnings release referenced during this recording which is posted on our website. The forward-looking statements made in this recording are made on and as of the date of this recording, and Celanese undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Celanese Corporation's second quarter 2012 earnings release also references the performance measures operating EBITDA, business operating EBITDA, Affiliate EBITDA and proportional Affiliate EBITDA, adjusted earnings per share and net debt as non-US GAAP measures. For the most directly comparable financial measures presented in accordance with US GAAP in our financial statements and for a reconciliation of our non-US GAAP measures to US GAAP measures, please see the accompanying schedules to the second quarter earnings release posted on our website.
Mark Rohr will provide some highlights and review the overall performance of the Company. Steven Sterin will then provide an overview of the business results and outlook for each segment and the financials. I'd like now to turn the call over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening today. Before I get into the quarter I'd like to highlight some recent accomplishments that we are particularly excited about.
In June, we announced plans to construct a methanol production facility at our Clear Lake, Texas acetyl complex. We believe the current and emerging U.S. natural gas supplies provide us a unique opportunity to leverage our existing infrastructure in Clear Lake and capture advantages by implementing the most current state-of-the-art technology to produce methanol. Currently, we are in the process of negotiating with potential partners for a portion of methanol. Once these negotiations are complete we will have more details to share with you.
I expect many of you may also have questions about our contractual relationship with Southern Chemical Corporation for the procurement of methanol in the U.S. Unfortunately, since we are in active litigation with Southern, and our contract contains confidentiality provisions, we will not be able to answer any questions related to this contract, or the litigation at this time.
Also in June, we launched an innovative, new sweetener platform for the food and beverage industry called SunsationSM. We created this platform to fill a need in the industry for better tasting zero-calorie sweetened products. SunsationSM is unique because it simplifies the formulation process with a drop-in solution that allows manufacturers to bring products to market faster. We are very excited about the prospects for this technology.
Last week we announced an agreement to develop fuel ethanol projects with Pertamina, the state-owned energy company in Indonesia. Pertamina will collaborate exclusively with Celanese to jointly develop fuel ethanol projects using Celanese's proprietary ethanol technology. We are thrilled with this opportunity to implement TCX® on a grand scale. This technology will allow Indonesia to use its abundant lower-rank coal to reduce imported energy requirements. This development will also help Indonesia meet its growing demand for affordable, high quality transportation fuel and improve air quality through the reduction of harmful tailpipe emissions and particulate matter. We believe the opportunity in Indonesia at a 10 percent fuel ethanol blend could require three to four world-scale TCX® units by 2020.

And today, we are in the process of starting up our ethanol Technology Development Unit in Clear Lake, Texas. This unit will support our continuing development of the technology for both industrial-grade and fuel-grade ethanol customers. Investors and analysts will have an opportunity to visit this site at our Technology Day on September 20 this year.
Now for the quarter - We reported the second highest adjusted earnings per share in our history at $1.47 per share amid a challenging economic environment in Europe, slower growth in Asia and a headwind from currency translation that was in the high single digit range. The only quarter that we have achieved higher adjusted EPS than this quarter was the second quarter of last year which benefited from a number of unscheduled acetic acid production outages across multiple acetyl producers. Our ability to deliver these results, in this environment, demonstrates the strength of our technology and our portfolio.
Sequentially, each business generated earnings growth. In fact, Industrial Specialties set a quarterly earnings record.
On a year-over-year basis, our three specialty segments increased operating EBITDA by approximately 12%. Acetyl Intermediates earnings declined in second quarter primarily due to a difficult year-over-year comparison that was driven by temporarily elevated industry utilization in the prior year. Within this quarter, AI experienced trough-like levels of operating EBITDA due to weak economic conditions in Europe and slower growth in Asia, impacting demand and pricing. At quarter's end, we believe industry utilization rates were approximately in the mid 70% range, with Asian utilization rates closer to 50%. Yet even in this environment, the company generated $1.04 per share of adjusted earnings, excluding the dividend from the acetate ventures.
As we look forward, we feel good about our ability to manage through these challenging times but I want to remind everyone that there are items beyond our control like the sovereign debt crisis that remain worrying. Notwithstanding these concerns, we expect second half adjusted earnings per share to reflect seasonal earnings trends which are typically below the first half of the year, excluding the dividend from the company's acetate China ventures.
Despite the near term challenges we are well positioned to benefit from a long-term global trends in each of our businesses driven by demand for our innovative applications and process technologies. We continue to be the lowest cost producer in the acetyl space due to the technology advantage we have developed over the last several decades. We also continue to pursue upstream and downstream opportunities within the acetyl chain that will have a moderating effect on acid volumes and earnings over time. In Industrial Specialties, our innovative chemistry is allowing us to provide styrene butadiene customers with more predictable costs due to our vinyl advantage in paper and carpet. In Advanced Engineered Materials, we will continue to develop new applications for our highly engineered thermoplastics that meet stringent customer requirements. In Consumer Specialties new products like SunsationSM that add value to our customers also add value to Celanese. It is for these reasons I am confident in Celanese's value proposition and our ability to continue to perform well in the future.
With that, I'll now turn the call over to Steven.  Steven?
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark. Let's now review the second quarter performance and this year's outlook for each of our businesses starting with Advanced Engineered Materials on slide 8 of the earnings presentation. AEM delivered improved revenue sequentially, despite continued weakened economic conditions in Europe. Net sales increased to $323 million, up $6 million from Q1 results, primarily due to 3% higher pricing. Operating EBITDA increased to $114 million, up $20 million, or 21% from Q1, driven by higher pricing and increased equity earnings in our strategic affiliates. These are excellent results given the economic backdrop and weaker auto builds in Europe.
As we look ahead to the third quarter, we anticipate increased sales and lower raw material costs, but expect earnings to be down sequentially due to lower equity earnings from our strategic affiliates, primarily Ibn Sina, related to a scheduled turnaround and lower pricing on MTBE, consistent with crude pricing.
Let's now turn to Consumer Specialties on slide 9. Net sales were $327 million, up $63 million, or 24% from Q1, primarily driven by higher second quarter shipments. As a result of a production interruption in Q1 in Acetate we had to shift some volumes into the second quarter. Operating EBITDA was $168 million, up $102 million from Q1, due to the higher volumes and our annual dividend from our acetate China ventures. This quarter, we received a total of $84 million of dividends, a $5 million increase from last year's results.
On a year-over-year basis, pricing was 7% higher. As we look ahead to the third quarter of 2012, we expect year-over-year sales and earnings growth will continue to be driven by higher pricing in our Acetate Products business and increased volumes in our Nutrinova business. Nutrinova recently launched its new SunsationSM platform. We are excited about this latest technology advancement and look forward to providing this innovative sweetener solution to meet our customers' needs.
Let's now go to Industrial Specialties on slide 10. Net sales increased to $327 million, $18 million or 6%

above Q1 results, driven by Emulsions' volumes growth in North America and Asia, as well as an improved product mix in EVA Performance Polymers. Operating EBITDA was a record for this segment and increased to $47 million, $13 million or 38% above Q1.
As we look ahead to the third quarter, we expect lower earnings on a sequential basis due to seasonality and mix.
Let's now turn to Acetyl Intermediates on page 11. Net sales decreased to $821 million from $852 million in Q1, primarily due to lower volumes on soft demand. Operating EBITDA increased to $99 million, up $16 million from Q1, as this business experienced margin expansion due to increased pricing and lower raw material costs, sequentially.
Looking ahead without a return to more normalized global GDP growth - especially in Europe - we expect the trough-like conditions in acetyls to continue for the remainder of 2012 but once demand trends improve we expect to see a significant benefit in this business because of our low cost position.
Performance for our strategic affiliates is highlighted on slide 12. In the second quarter, we reported $62 million of earnings from our strategic affiliates - a 35% increase over the prior year period. These results reflected increased earnings from our Ibn Sina affiliate due to higher pricing for MTBE and methanol. Keep in mind that this quarter's results do not include $43 million of Celanese's proportional equity affiliate EBITDA that does not get consolidated. More details on our affiliate performance and proportional share can be found on Table 8 of our earnings release.
Turning to slide 13, our adjusted free cash flow totaled $92 million in the second quarter of 2012, amid weak market conditions as we improved working capital relative to the prior year. This quarter's results included our continued investment in our strategic growth initiatives such as our ethanol technology development unit in Clear Lake and our 275,000 ton ethanol plant in China.
Slide 14 highlights our 2012 outlook for adjusted free cash outflows. This forecast includes capital expenditures for our growth projects, including our accelerated industrial ethanol projects. As mentioned earlier we just announced the commissioning of our technology development unit for ethanol production at our Clear Lake facility to support our continued development of our breakthrough TCX® Technology. The progress of our other ethanol facility in China also remains on track. We remain committed to these investments, but have lowered the overall company's expected range of our capital expenditures for 2012 by $25 to $50 million. Additionally, our cash flow forecast factors in the previously-approved 25% dividend increase, which will go into effect in August 2012.

This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning.